Exhibit 99.1

SUBSCRIPTION AGREEMENT

FARMACIA CORPORATION

204/2 Alba Yulie Street, Suite 68

Kishineu,  MD 2001, Moldova

Dear Sirs:

Concurrent with execution of this Agreement, the undersigned (the “Purchaser”) is purchasing __________________________________________________ (__________) shares of Common Stock of FARMACIA CORPORATION (the “Company”) at a price of $0.04 per share (the “Subscription Price”).

Purchaser hereby confirms the subscription for and purchase of said number of shares and hereby agrees to pay herewith the Subscription Price for such Shares.

Purchaser further confirms that Mrs. Irina Cudina solicited him/her/it to purchase the shares of Common Stock of the Company and no other person participated in such solicitation other than Mrs. Cudina.

MAKE CHECK PAYABLE TO:  FARMACIA CORPORATION

Executed this _____ day of ___________________, 2011.

Signature of Purchaser

Address of Purchaser

Printed Name of Purchaser
ID Number:

PLEASE ENSURE FUNDS ARE IN US DOLLARS

	X $0.04	=	US$
Number of Shares Purchased			Total Subscription Price

Form of Payment:	Cash:___________	Check #: _______________	Other: _________________

Please send your checks in trust to Mir Huculak Law Office at # 807-938 Howe Street, Vancouver, BC, Canada V6Z 1N9.

Please send your Subscription Agreement to the office of Farmacia Corporation at: 204/2 Alba Yulie Street, Suite 68 Kishineu,  MD 2001, Moldova.

FARMACIA CORPORATION

By:

Title:

FARMACIA CORPORATION

Subscription Agreement

PLAN OF DISTRIBUTION; TERMS OF THE OFFERING

We are offering up to 5,000,000 shares of common stock on a self-underwritten basis, 1,000,000 shares minimum, 5,000,000 shares maximum.  The offering price is $0.04 per share.  After we close the offering within 270 days funds from this offering will be placed in a separate bank account at Wells Fargo Bank, 3101 Woburn street, Bellingham, WA 98226.  Its telephone number is (360) 738-2331.  The funds will be maintained in a trust account of Mir Huculak Law Office, #807-938 Howe Street, Vancouver, BC, V6Z 1N9, tel. 604-331-2505, email hucullak@smartt.com until we close the offering at which time we will transfer those funds to the company account and use the same as set forth in the Use of Proceeds section of this Prospectus.   As a result, if we are sued for any reason and a judgment is rendered against us, your subscription could not be seized in a garnishment proceeding and you would not lose your investment, even if we fail to raise the minimum amount in this offering.  As a result, your funds will be returned to you if the minimum offering is not reached within 270 days. If we do not receive the minimum amount of $40,000 within 270 days of the effective date of our registration statement, all funds will be promptly returned to you without a deduction of any kind.  During the 270 day period, no funds will be returned to you.  You will only receive a refund of your subscription if we do not raise a minimum of $40,000 within the 270 day period referred to above.  You will only have the right to cancel your subscription within two days after the agreement is signed. There are no finders involved in our distribution.  Officers, directors, affiliates or anyone involved in marketing our shares will not be allowed to purchase shares in the offering.  You will not have the right to withdraw your funds during the offering.  You will only have the right to have your funds returned if we do not raise the minimum amount of the offering or if there is a material change in the terms of the offering.  The following are material changes that would entitle you to a refund of your money:

• an extension of the offering period beyond 270 days;

• a change in the offering price;

• a change in the proposed business;

• a change in proposed use of proceeds;

• a change of our sole officer and director;

• a change in the minimum sales requirement;

• a change to allow sales to affiliates in order to meet the minimum sales requirement;

• a change in the amount of proceeds necessary to release the funds held in the trust account

If the offering is modified as specified we will return to you all of the proceeds received contemporaneously with the institution of the new offer.

If any of the above material changes occur, a new offering may be made by means of a post-effective amendment.

We will sell the shares in this offering only through Ms. Cudina, our sole officer and director.  She will receive no commission from the sale of any shares.  She will not register as a broker-dealer under section 15 of the Securities Exchange Act of 1934 in reliance upon Rule 3a4-1.  Rule 3a4-1 sets forth those conditions under which a person associated with an issuer may participate in the offering of the issuer's securities and not be deemed to be a broker/dealer.  The conditions are that:

1.  The person is not statutorily disqualified, as that term is defined in Section 3(a)(39) of the Act, at the time of her participation; and,

2.  The person is not compensated in connection with her participation by the payment of commissions or other remuneration based either directly or indirectly on transactions in securities;

  3.  The person is not at the time of their participation, an associated person of a broker/dealer; and,

4.  The person meets the conditions of Paragraph (a)(4)(ii) of Rule 3a4-1 of the Exchange Act, in that she (A) primarily performs, or is intended primarily to perform at the end of the offering, substantial duties for or on behalf of the Issuer otherwise than in connection with transactions in securities; and (B) is not a broker or dealer, or an associated person of a broker or dealer, within the preceding twelve months; and (C) does not participate in selling and offering of securities for any Issuer more than once every twelve months other than in reliance on Paragraphs (a)(4)(i) or (a)(4)(iii).

Ms. Cudina is not statutorily disqualified, is not being compensated, and is not associated with a broker/dealer.  She is and will continue to be our sole officer and director at the end of the offering and has not been during the last twelve months and is currently not a broker/dealer or associated with a broker/dealer.  She will not participate in selling and offering securities for any issuer more than once every twelve months.

Only after our registration statement is declared effective by the SEC,  we intend to advertise through our website, and hold investment meetings in various places in Eastern Europe.   Ms. Cudina will also distribute the prospectus to potential investors at meetings, to business associates and to her friends and relatives who are interested in a possible investment in the offering.  No shares purchased in this offering will be subject to any kind of lock-up agreement.

Management and affiliates thereof will not purchase shares in this offering to reach the minimum.  We intend to sell our shares outside of the United States. US investors if they qualify will be accepted on a regular basis.

Right to Reject Subscriptions

We have the right to accept or reject subscriptions in whole or in part, for any reason or for no reason.  All monies from rejected subscriptions will be returned immediately by us to the subscriber, without interest or deductions.  Subscriptions for securities will be accepted or rejected within 48 hours after we receive them.

FARMACIA CORPORATION

Subscription Agreement